Exhibit 23.1

            CONSENT OF INDEPENENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated February 17, 2006, (with respect to the last paragraph of Note K, March 28, 2006), on our audits of HemoBioTech, Inc.'s financial statements as of December 31, 2005, and for each of the years in the two-year period ended December 31, 2005 and for the period from October 3, 2001 (inception) through December 31, 2005 in the Post-effective Amendment No. 1 to Form SB-2 Registration Statement.

We also consent to the reference to us under the caption "Expert" in the Prospectus.


Eisner LLP
New York, New York
April 28, 2006